Exhibit 3.1

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ASENSUS SURGICAL, INC.

1.	The name of this corporation is: Asensus Surgical, Inc. (hereinafter, this “Corporation”).

2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

4.

The total number of shares of stock which this Corporation will have authority to issue is One Hundred (100) shares of Common Stock, $0.001 par value per share, amounting in the aggregate to One-Tenth of a Dollar ($0.10). Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

5.

The business and affairs of this Corporation will be managed by or under the direction of the board of directors. Elections of directors need not be by written ballot unless the bylaws of this Corporation will provide.

6.

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

7.

In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of this Corporation; provided, however, that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of this Corporation.

8.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of this Corporation.

9.

The following provisions are inserted to limit the liability of directors and officers of the Corporation to the fullest extent of the law allowable and for the conduct of the affairs of the Corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by law,

(a)     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase which was illegal under section 174 of Title 8 of the Delaware Code relating to the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

(b)    The Corporation may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

(c)    The Corporation may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or as serving at the request of the Corporation, as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(d)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, such director, officer, employee or agent of the Corporation shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith.

(e)    Any indemnification under paragraphs herein (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in said paragraphs. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(f)    The Corporation may pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article.

The indemnification and advancement of expenses provided for herein shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    The indemnification and advancement of expenses provided herein or granted pursuant to this provision shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in such director, officer, employee or agent’s official capacity and as to action in another capacity while holding such office.

(h)    The Corporation may purchase and maintain insurance on behalf of any person who is or was serving the Corporation in any capacity referred to hereinabove against any liability asserted against such person and incurred by them in such capacity, or arising out of their status as such, whether or not the Corporation would have the power to indemnify them against such liability under the provisions herein.

The provisions herein shall be applicable to all claims, actions, suits, or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

10.

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *